Item 77C

BT ADVISOR FUNDS

Registrant incorporates by reference Registrant's Proxy Statement dated June 2002 filed on June 18, 2002 (Accession No. 0000950130-02-004431) for EAFE Equity Index and US Bond Fund Index.

Registrant incorporates by reference Registrant's Annual Report for EAFE Equity Index Fund and US Bond Index Fund as of December 31, 2002 which details the matters proposed to shareholders and the shareholder votes cast.